EXHIBIT 99.1

NEWS
RELEASE

2003-13

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS SECOND QUARTER RESULTS

HOUSTON, TEXAS, July 30, 2003 – Frontier Oil Corporation (NYSE: FTO) announced a net loss of ($992,000), or ($0.04) per share, for the second quarter ended June 30, 2003, compared to a net loss of ($3.0) million, or ($0.12) per share, for the same period of 2002. For the six months ended June 30, 2003, Frontier recorded a net loss of ($4.7) million, or ($0.18) per share, compared to a net loss of ($2.7) million, or ($0.11) per share, for the six month period ended June 30, 2002.

Operating results, although improved over the second quarter of 2002, were reflective of both margins that continued to be below five-year averages and high natural gas costs. The second quarter 2003 refined product margin averaged $4.50 per barrel compared with $3.80 per barrel in the year-ago quarter. While crack spreads for both gasoline and diesel lagged the five-year averages, the weakest performer was diesel in the mid-continent markets served by the El Dorado Refinery. The diesel crack spread there averaged $3.39 in the second quarter 2003 compared to $2.22 for the same period of 2002 and $4.50 for the five-year average. On the crude margin side, the light/heavy spread at the Cheyenne Refinery, which averaged $5.48 per barrel, was a significant improvement from $3.52 per barrel in the second quarter of 2002.

Higher volumes of crude charges and sales helped improve the Company’s second quarter results relative to 2002. For the three months ended June 30, 2003, crude charges averaged 156,197 barrels per day, up 5% from the 2002 crude charge rate of 148,501 barrels per day. Similarly, the product sales average of 171,215 barrels per day, 1,850 barrels per day higher than the 169,365 barrels per day in the second quarter of 2002.

Contributing to the loss in the quarter was the additional interest expense incurred by the Company in connection with the $220 million of 8% senior notes due 2013 that were issued in April 2003. The proceeds are being held in escrow pending the closing of the previously-announced merger with Holly Corporation. Due to the issuance of the new senior notes, Frontier incurred $3.4 million in additional interest expense, which was approximately $2.1 million, or $0.08 per share, on an after-tax basis.

Higher natural gas costs were the predominant reason for higher operating expenses compared to last year. However, operating expenses actually decreased at Cheyenne to $3.01 per barrel, due to reduced usage of natural gas, higher throughputs and other expense savings. At El Dorado, natural gas costs were $2.6 million higher, resulting in operating expenses for the second quarter of 2003 of $34.5 million, or $3.23 per sales barrel, compared to $30.4 million, or $2.81 per sales barrel, for the same period of 2002. Also contributing to the higher operating costs at El Dorado was $1.1 million in process chemical and catalyst change, a portion of which is expected to yield higher gasoline octane in the months of June through September.

The second quarter results included an after-tax inventory loss of approximately ($3.5) million, or ($0.14) per share, compared to a gain of $7.6 million, or $0.29 per share, for the same period of 2002. Year-to-date 2003 results include FIFO inventory benefits of $1.6 million, or $0.06 per share, compared to a gain of $16.2 million, or $0.63 per share, for the six months ended June 30, 2002.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “Refined product demand was sluggish in the quarter due to the high price of crude oil and a weak overall economy. Our plants ran very well during the quarter and unfortunately demand was not as strong as anticipated, particularly distillate demand. In an effort to reduce our natural gas costs, we were able to cut our natural gas usage by approximately 5% on a quarter-over-quarter basis, which saved the Company approximately $660,000.”

Frontier’s current cash balance of $77.8 million as of June 30, 2003, does not include $231.7 million of restricted cash being held in escrow related to the April issuance of the 8% senior notes described above.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.

Conference Call

A conference call is scheduled for this afternoon, July 30, 2003 at 3:00 p.m. EDT, to discuss second quarter results. To access the call, please dial (800) 838-4403. For those outside the U.S., please call (973) 317-5319. A replay may be heard through August 13 by dialing (800) 428-6051 and entering the passcode 300677. To access the call or the replay via the Internet, go to www.frontieroil.com and register on the Investor Relations page.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes completion of the Holly merger, realization of expected synergies from the transaction, future financial performance, future equity issuance and other matters. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

                                                   FRONTIER OIL CORPORATION

                                                                       Six Months Ended           Three Months Ended
                                                                            June 30                    June 30
                                                                   ---------------------------------------------------
                                                                       2003         2002          2003         2002
                                                                   ---------------------------------------------------

INCOME STATEMENT DATA ($000's except per share)
Revenues                                                           $ 1,032,797   $ 795,512     $ 533,413    $ 459,162
Refining operating costs, excluding depreciation                       999,242     765,832       512,627      446,554
Selling and general expenses, excluding depreciation                     9,794       8,004         5,116        4,201
                                                                   ---------------------------------------------------
Operating income before depreciation (EBITDA)                           23,761      21,676        15,670        8,407
Depreciation                                                            14,031      13,374         7,071        6,776
                                                                   ---------------------------------------------------
Operating income                                                         9,730       8,302         8,599        1,631
Interest expense, net                                                   16,932      12,814         9,879        6,502
Provision (Benefit) for income taxes                                    (2,510      (1,766)         (288)      (1,864)
                                                                   ---------------------------------------------------
Net income (loss)                                                  $    (4,692   $  (2,746)    $    (992)   $  (3,007)
                                                                   ===================================================
Net income (loss) per share                                        $     (0.18)  $   (0.11)    $   (0.04)   $   (0.12)
Average shares outstanding (000's)                                      25,897      25,721        25,929       25,814

OTHER FINANCIAL DATA ($000's)
Cash flow before changes in working capital                        $     9,003   $   9,940     $   6,345    $   2,585
Working capital changes                                                 (9,027)    (23,104)       12,970       (5,705)
Net cash provided (used) by operating activities                           (24)    (13,164)       19,315       (3,120)
Net cash provided (used) by investing activities                       (19,563)    (26,195)      (12,956)     (10,560)
Net cash provided (used) by financing activities                       (14,955)     45,085       (42,468)      15,494

BALANCE SHEET DATA ($000's)
Cash, including cash equivalents (a)                               $    77,822   $ 109,721
Restricted cash                                                        231,684          --
Working capital                                                         79,630     100,926
Short-term and current debt (b)                                          8,000      46,800
Total long-term debt (c)                                               426,231     208,966
Shareholders' equity (d)                                               161,441     167,099
Net debt to book capitalization calculation ((b+c-a)/(b+c-a+d))(1)       68.8%       46.6%

(1) Includes the new senior notes held in escrow and does not include the restricted cash held in escrow.

                                               FRONTIER OIL CORPORATION

                                                           Six Months Ended                Three Months Ended
                                                                June 30                          June 30
                                                    --------------------------------------------------------------
                                                          2003            2002            2003            2002
                                                    --------------------------------------------------------------
OPERATIONS
Consolidated
Operations (bpd)
    Total charges                                        159,297         161,213         173,610         165,074
    Gasoline yields                                       79,863          82,077          85,056          82,050
    Diesel yields                                         51,087          52,739          59,324          54,190
    Total sales                                          158,141         161,664         171,215         169,366

Operating Margins ($ per bbl)
    Revenues                                           $   36.03       $   27.15       $   34.24       $   29.81
    Raw material, freight and other costs                  31.40           23.14           29.74           26.01
                                                    --------------------------------------------------------------
    Refined product margin                                  4.63            4.01            4.50            3.80
    Operating costs excluding depreciation                  3.51            3.03            3.16            2.96
                                                    --------------------------------------------------------------
    Margin before depreciation                              1.12            0.98            1.34            0.84
    Depreciation                                            0.49            0.45            0.45            0.43
                                                    --------------------------------------------------------------
    Net margin                                         $    0.63       $    0.53       $    0.89       $    0.41
                                                    ==============================================================
Light/Heavy crude spread ($ per bbl)(2)                $    5.88       $    3.64       $    5.48       $    3.52
WTI/WTS Differential ($ per bbl)                       $    2.78       $    1.38       $    3.19       $    1.22

                                   KEY TERMS: bpd = barrels per day; bbl = barrel

(2)Based on delivered crude costs to the Cheyenne Refinery.

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